Exhibit 11(b)

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038

August 4, 2004

We hereby consent to the use of our legal opinion regarding the legality of issuances of shares and other matters filed as Exhibit (i) of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A, filed October 16, 2003 (and incorporated by reference as Exhibit 11(a) to this Registration Statement). In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STROOCK & STROOCK & LAVAN LLP